Exhibit (a)(1)(vii)
LAKES ENTERTAINMENT, INC.
OFFER TO EXCHANGE
FORM OF COMMUNICATION TO ELIGIBLE PERSONS
CONFIRMING RECEIPT OF THE NOTICE OF WITHDRAWAL
UNDER THE OFFER TO EXCHANGE

To:	[Name of Eligible Person]
From:	Lakes Entertainment, Inc.
Date:	[Date of Transmission]
Re:	Confirmation of Receipt of Notice of Withdrawal Under the Offer to Exchange (the “Offer”)
This message confirms that Lakes Entertainment, Inc. has received your Notice of Withdrawal regarding the Offer. This confirmation should not, however, be construed to imply that the Notice of Withdrawal or any other documents that you have submitted have been properly completed or are otherwise in proper form. If your Notice of Withdrawal is properly completed and signed, and you do not submit a later Election Form, you will not receive any replacement options under the Exchange Program, and you will keep your current stock options.
If you have any questions, please send them via e-mail to OptionExchange@Lakesentertainment.com.

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